Exhibit 99.1

China Housing & Land Development, Inc.
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6 Youyi Dong Lu, Han Yuan 4 Lou o
Xi'an Shaanxi o P.R. China 710054 o
www.chldinc.com


FOR IMMEDIATE RELEASE


China Housing & Land Development's Baqiao Project is further reinforced by the New City Development Plan for Xi'an.


Xi'an, China - June 10, 2008 - China Housing & Land Development, Inc., (NASDAQ:
CHLN) today announced that the city of Xi'an, in its new city development plan, has included the Chanba District within the Main City Zone of Xi'an, making Chanba a formal part of the center city.

Under the plan, the Chanba District will become a main ecological preserve and a mid-upper income residential center of Xi'an and feature magnificent "river by the city, city by the river" scenery. The municipal government will invest RMB 50 billion (US$7.2 billion) in the Chanba District during the next 10 years. About 900,000 mid-upper-income people are expected to live in the new community.

China Housing & Land Development's 487 acre Baqiao project is located in the center of the Chanba District. The Baqiao project will include about 20 million square feet of residential, retail, office, hotel, restaurant, and community facilities. The Baqiao project is situated on the Ba River with its wetland preserve and is adjacent to the planned subway line that will connect the Baqiao project with downtown Xi'an, the Xi'an international airport, and the world-famous Terracotta Army located 26 kilometers or 16 miles east of Xi'an. More than 2 tourists visit the Terracotta Army each year.

The Xi'an municipal government has already completed three expressways connecting the Chanba region to downtown Xi'an. It has also built a five-star (Kempinski) hotel that is the permanent conference center for the Euro-Asia Economic Forum held every other year and constructed a large wetland park that will host the 2011 International Horticultural Exposition.


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Under Xi'an's new development plan, which was approved by the State Council of
China on May 10, 2008 and covers the years 2008 through 2020, the population of the Main City Zone is expected to grow from 3.1 million people in 2007 to 4.5 million in 2010 and 5.28 million in 2020.

The new development plan also specifies that the average living area per person in the Main City Zone will increase from 161 square feet in 2007 to 237 square feet in 2010 and 355 square feet in 2020. To meet the new living area specifications, 567.4 million square feet of new housing will need to be built by 2010, and a total of 1.4 billion square feet of new housing will need to be added in the intervening 13 years from today to meet the new minimum specification by the end of 2020.

Xi'an's new plan also continues to accelerate the city's progress in creating a commercial and tourist center within the second inner loop of the city. This plan, when implemented, will have the effect of reinforcing the demand for China Housing's Baqiao project, which is located 10 kilometers or 6 miles east of the Xi'an city center. Access to central Xi'an from the Baqiao project will be provided by three highways, one subway, and other metro transportation systems.

Mr. Pingju Lu, Chairman and Chief Executive Officer of China Housing & Land Development, stated, "We are very pleased by Xi'an's new development plan. As the economic and cultural center of China's northwest region, Xi'an has logically chosen to optimize its urban living area by carefully modernizing the inner city and by expanding into the surrounding countryside. The resulting strong demand for large-scale residential and commercial facilities will reinforce the growth and success we expect for our Baqiao project."


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About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

By leveraging its strong relationships with China's local state authorities, China Housing & Land Development has been able to capitalize on the supply of available land and develop residential and commercial properties, further increase China Housing's brand recognition, and outperform its competitors in medium size residential and commercial real estate developments in greater Xi'an.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and can include discussions of strategy, statements about industry trends, and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.'s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release is current as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under applicable law.

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China Housing & Land Development news releases, project information, photographs, and more are available on the internet at www.chldinc.com.


Contacts for investors and media

Jing Lu, Vice President & Board Secretary
+86  29.8258.2632 in Xi'an o jinglu@chldinc.com

William Xin, Chief Financial Officer
+86  150.9175.2090 in Xi'an
+1  917.371.9827 in San Francisco o william.xin@chldinc.com

Tom Myers, Christensen Investor Relations
+86  139.1141.3520 in Beijing o tmyers@christensenir.com

Kathy Li, Christensen Investor Relations
+1  212.618.1978 in New York o kli@christensenir.com



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